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                                                                     EXHIBIT 3.1


                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                ZIXIT CORPORATION

                                   ARTICLE ONE

     ZixIt Corporation (the "Corporation"), pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act, as amended, hereby adopts restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and such restated articles of incorporation contain no change in any provision thereof.

                                   ARTICLE TWO

     The restated articles of incorporation were adopted by resolution of the Board of Directors of the Corporation on November 8, 2001.

                                  ARTICLE THREE

     The articles of incorporation and all amendments thereto are hereby superseded by the following restated articles of incorporation which accurately copy the entire text thereof:

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                            ARTICLES OF INCORPORATION

                                       OF

                                ZIXIT CORPORATION

                                    ARTICLE I

     The name of the Corporation is ZixIt Corporation.

                                   ARTICLE II

     The period of its duration is perpetual.

                                   ARTICLE III

     The purpose for which the Corporation is organized is to engage in any act, activity or business for which corporations may be organized under the Texas Business Corporation Act, as the same exists or may hereafter be amended; provided, however, the Corporation shall not be authorized to transact any business in this State which is prohibited by Article 2.01-B of the Texas Business Corporation Act.

                                   ARTICLE IV

     The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock, $.0l par value, and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this
Article IV, to provide for the issuance of the Preferred Stock from time-to-time in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers, relative rights, qualifications, preferences, limitations and restrictions of the shares of each such series not fixed hereby.

                                    ARTICLE V

     No stockholder of the Corporation shall, by reason of his holding shares of any class of capital stock of the Corporation, have any preferential right to purchase or subscribe to any shares of any class of capital stock of the Corporation, or any notes, debentures, bonds, warrants, options or other securities of the Corporation, now or hereafter to be authorized.

                                   ARTICLE VI

     No shareholder of the Corporation will be entitled to cumulative voting with respect to the election of directors.

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                                   ARTICLE VII

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE VIII

     The address of the registered office of the Corporation is 2711 N. Haskell Avenue, Suite 2850, LB 36, Dallas, Texas 75204, and the name of its registered agent at such address is Steve York.

                                   ARTICLE IX

     The number of directors from time to time constituting the Board of Directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation. The names of the persons currently serving as directors of the Corporation are:

                   Name                                     Address
     --------------------------------         ----------------------------------

     David P. Cook                            2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

     H. Wayne Huizenga                        2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

     Michael E. Keane                         2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

     James S. Marston                         2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

     Jeffrey P. Papows                        2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

     Antonio R. Sanchez, Jr.                  2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

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     Dr. Ben G. Streetman                     2711 N. Haskell Avenue
                                              Suite 2850, LB 36
                                              Dallas, Texas 75204-2911

                                    ARTICLE X

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute; or (v) any act related to an unlawful stock repurchase or payment of a dividend. If the Texas Business Corporation Act or other applicable law of the State of Texas is amended after the filing of these Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Corporation Act or other applicable law of the State of Texas, as so amended.

     Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Texas Business Corporation Act or other applicable law of the State of Texas, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except for a proceeding brought by an indemnitee to enforce his rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if

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such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article XI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Texas Business Corporation Act or other applicable law of the State of Texas requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

     B. If a claim under this Article XI is not paid in full by the Corporation within a reasonable time after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Texas Business Corporation Act or other applicable law of the State of Texas. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification met the applicable standard of conduct set forth in the Texas Business Corporation Act or other applicable law of the State of Texas, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

     C. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     D. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or


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other enterprise against any expense, liability or loss, whether or not the
Corporation would have the power to indemnify such person against such expense, liability or loss under the Texas Business Corporation Act or other applicable law of the State of Texas.

     E. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                   ARTICLE XII

     The initial Bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws is vested in the Board of Directors.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 8th day of November 2001.

                                         /s/ Ronald A. Woessner
                                         ---------------------------------------
                                         Ronald A. Woessner
                                         Sr. Vice President, General Counsel and
                                         Secretary




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